Exhibit 99.1

CONTACT: Bonnie Feldman Vice President of Investor Relations MediciNova, Inc. Phone: 858-373-8000 E-mail: BFeldman@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces Pricing of Common Stock Offering

SAN DIEGO, Calif. – January 29, 2007 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on NASDAQ (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced the pricing of a public offering of 1,000,000 shares of its common stock at an offering price of $12 per share for approximately $11.2 million in proceeds, net of underwriting commissions but before expenses.

MDB Capital Group, LLC, as sole underwriter for the offering, has agreed to purchase the shares from MediciNova pursuant to an underwriting agreement, subject to customary closing conditions. MediciNova has also granted the underwriter an option to purchase up to an additional 150,000 shares of its common stock to cover over-allotments, if any. The offering is expected to close on February 1, 2007. Proceeds will be used for general business purposes, including the funding of MediciNova’s clinical trials.

A shelf registration statement relating to the shares in this offering has been filed with the Securities and Exchange Commission and has become effective. The offering of these shares of common stock may be made only by means of a prospectus and a related supplement. The prospectus supplement and prospectus have been filed with the

Securities and Exchange Commission and are available on the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement and prospectus relating to the offering may also be obtained from MDB Capital Group, LLC at 401 Wilshire Blvd, Suite 1020, Santa Monica, CA 90401, Tel:310-526-5000 and may be accessed at the Company’s website at www.medicinova.com.

About MediciNova

MediciNova, Inc. is a biopharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes six compounds in clinical testing, targets a variety of prevalent medical conditions, including asthma, multiple sclerosis, status asthmaticus, interstitial cystitis, solid tumors, Generalized Anxiety Disorder, preterm labor, urinary incontinence and thrombotic disorders. For more information on MediciNova, Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding clinical trials supporting efficacy of one of our product candidates as well as the potential novelty of that candidate as a treatment for disease. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including the results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.